Cooper Standard Reports Fourth Quarter and Full Year 2022 Results and
Provides Guidance for Improved Full Year 2023 Outlook

NORTHVILLE, Mich., February 16, 2023 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2022.
Fourth Quarter Summary
•Sales of $649.3 million, an increase of $48.0 million compared to fourth quarter 2021
•Net loss of $88.1 million or $(5.12) per fully diluted share, improved by $14.1 million compared to fourth quarter 2021
•Adjusted net loss of $31.9 million, or $(1.85) per fully diluted share, improved by $18.4 million compared to fourth quarter 2021
•Adjusted EBITDA of $27.6 million increased by $25.6 million as compared to fourth quarter 2021
•Year-end cash balance of $187 million; continuing strong total liquidity of $342 million
Full Year Summary
•Sales of $2.53 billion, an increase of $195.2 million compared to 2021
•Net loss of $215.4 million or $(12.53) per fully diluted share, improved by $107.5 million compared to 2021
•Adjusted net loss of $171.5 million, or $(9.98) per fully diluted share, improved by $50.8 million compared to 2021
•Adjusted EBITDA of $37.9 million increased by $45.9 million as compared to 2021
•Net new business awards on electric vehicles of $126 million in the fourth quarter and $198 million for the full year 2022; Total net new business awards of $122 million in the fourth quarter and $246 million year for the full year 2022
“We continued to make progress in the fourth quarter and improved our results throughout 2022,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our performance in terms of product quality, new program launches, on-time delivery and safety have never been better, despite the challenging macro environment in our industry. As a result, our customers have remained supportive and have trusted us with significant business awards on new platforms, which bodes well for our outlook in 2023 and beyond.”

Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollar amounts in millions except per share amounts)
	Unaudited	Unaudited	Unaudited
Sales	$649.3	$601.3	$2,525.4	$2,330.2
Net loss	$(88.1)	$(102.2)	$(215.4)	$(322.8)
Adjusted net loss	$(31.9)	$(50.3)	$(171.5)	$(222.3)
Loss per diluted share	$(5.12)	$(5.98)	$(12.53)	$(18.94)
Adjusted loss per diluted share	$(1.85)	$(2.94)	$(9.98)	$(13.04)
Adjusted EBITDA	$27.6	$2.0	$37.9	$(8.0)

The year-over-year increase in fourth quarter sales was primarily attributable to favorable volume and mix, including enhanced commercial agreements, partially offset by unfavorable foreign exchange. The year-over-year improvement in fourth quarter net loss was driven primarily by favorable volume and mix, including enhanced commercial agreements, improved manufacturing efficiency, lower selling, administrative and engineering (SGA&E) expense and lower income tax expense. These positive factors were partially offset by continuing increases in raw material costs, higher wages, general inflation, higher interest expense, asset impairment charges and unfavorable foreign exchange. The year-over-year improvement in fourth quarter adjusted EBITDA was driven primarily by favorable volume and mix, including enhanced commercial agreements, improved manufacturing efficiency, and lower SGA&E expense. These positive factors were partially offset by continuing increases in raw material costs, higher wages, general inflation, and unfavorable foreign exchange.
For the full year 2022, sales increased primarily due to improved volume and mix including enhanced commercial agreements, partially offset by unfavorable foreign exchange. The year-over-year improvement in full year net loss was primarily driven by favorable volume and mix, including enhanced commercial agreements, improved manufacturing efficiency, lower SGA&E expense and lower income tax expense. These positive factors were partially offset by continuing increases in raw material costs, higher wages, general inflation, higher interest expense, asset impairment charges and unfavorable foreign exchange. The year-over-year improvement in full year adjusted EBITDA was driven primarily by favorable volume and mix, including enhanced commercial agreements, improved manufacturing efficiency, and lower selling, administrative and engineering (SGA&E) expense. These positive factors were partially offset by continuing increases in raw material costs, higher wages, general inflation, and unfavorable foreign exchange.
Adjusted net income (loss), adjusted EBITDA, adjusted earnings (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards
Electric vehicle trends continue to create opportunity for Cooper Standard. During the fourth quarter of 2022, the Company received net new business awards on electric vehicle platforms representing approximately $126 million in incremental anticipated future annualized sales. Total net new business awards in the quarter were $122 million. For the full year 2022, the Company's net new business awards totaled approximately $246 million, including $198 million in new awards on electric vehicle platforms. The Company believes its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service are competitive advantages that continue to drive the new business awards.

Cash, Liquidity and Debt Refinancing
As of December 31, 2022, Cooper Standard had cash and cash equivalents totaling $186.9 million and total liquidity, including availability under its amended senior asset-based revolving credit facility, of $342.1 million.
Subsequent to the end of the fourth quarter, the Company successfully concluded refinancing transactions that extended the maturity of the majority of its outstanding long term debt to 2027. The refinancing strengthens the Company’s balance sheet and provides the Company with added financial flexibility to grow and further optimize the business.
Based on our current expectations for light vehicle production, customer demand for our products, and enhanced commercial agreements, we expect our current cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.

Quarterly Segment Results

Sales

	Three Months Ended December 31,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Deconsolidation
	(Dollar amounts in thousands)
Sales to external customers	Unaudited	Unaudited
North America	$336,507	$291,104	$45,403	$46,608	$(1,205)	$—
Europe	132,301	121,166	11,135	26,952	(15,817)	—
Asia Pacific	124,101	130,640	(6,539)	17,717	(14,775)	(9,481)
South America	25,567	16,093	9,474	8,043	1,431	—
Total Automotive	618,476	559,003	59,473	99,320	(30,366)	(9,481)
Corporate, eliminations and other	30,861	42,346	(11,485)	(10,209)	(1,276)	—
Consolidated	$649,337	$601,349	$47,988	$89,111	$(31,642)	$(9,481)
* Net of customer price adjustments including recoveries

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues.
•The impact of foreign currency exchange was primarily related to the Chinese Renminbi, Korean Won and Euro.
Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA	Unaudited	Unaudited
North America	$18,481	$3,810	$14,671	$21,229	$(1,538)	$(5,020)
Europe	3,741	(8,607)	12,348	16,770	(2,151)	(2,271)
Asia Pacific	2,574	(3,732)	6,306	10,978	(3,443)	(1,229)
South America	1,038	(3,096)	4,134	2,940	891	303
Total Automotive	25,834	(11,625)	37,459	51,917	(6,241)	(8,217)
Corporate, eliminations and other	1,758	13,636	(11,878)	(4,329)	(4)	(7,545)
Consolidated adjusted EBITDA	$27,592	$2,011	$25,581	$47,588	$(6,245)	$(15,762)
* Net of customer price adjustments including recoveries
**Net of deconsolidation

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues.
•The impact of foreign currency exchange was primarily related to the Chinese Renminbi, Korean Won, Euro, Polish Zloty, Czech Koruna, Mexican Peso and Canadian Dollar.
•The Cost Decreases / (Increases) category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing efficiencies and purchasing savings through lean initiatives;
◦Increased compensation-related expenses; and
◦Decreased costs related to ongoing salaried headcount initiatives and restructuring savings.

Full Year Segment Results
Sales

	Year Ended December 31,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Deconsolidation
	(Dollar amounts in thousands)
Sales to external customers	Unaudited
North America	$1,341,099	$1,148,257	$192,842	$195,844	$(3,002)	$—
Europe	503,672	518,245	(14,573)	47,557	(62,130)	—
Asia Pacific	443,126	458,306	(15,180)	45,114	(29,653)	(30,641)
South America	100,420	61,713	38,707	34,400	4,307	—
Total Automotive	2,388,317	2,186,521	201,796	322,915	(90,478)	(30,641)
Corporate, eliminations and other	137,074	143,670	(6,596)	(656)	(5,940)	—
Consolidated	$2,525,391	$2,330,191	$195,200	$322,259	$(96,418)	$(30,641)
* Net of customer price adjustments including recoveries

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues.
•The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi and Korean Won.

Adjusted EBITDA

	Year Ended December 31,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Cost Decreases / (Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA	Unaudited
North America	$70,819	$54,616	$16,203	$77,672	$(3,395)	$(58,074)
Europe	(37,137)	(49,599)	12,462	41,972	1,394	(30,904)
Asia Pacific	1,556	(16,756)	18,312	25,609	(6,042)	(1,255)
South America	97	(9,852)	9,949	10,219	3,072	(3,342)
Total Automotive	35,335	(21,591)	56,926	155,472	(4,971)	(93,575)
Corporate, eliminations and other	2,533	13,557	(11,024)	11,544	371	(22,939)
Consolidated adjusted EBITDA	$37,868	$(8,034)	$45,902	$167,016	$(4,600)	$(116,514)
* Net of customer price adjustments including recoveries
**Net of deconsolidation

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues.
•Foreign currency exchange was impacted by the Chinese Renminbi, Korean Won, Mexican Peso, Canadian Dollar, Euro, Polish Zloty, Czech Koruna and the Brazilian Real.
•The Cost Decreases / (Increases) category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing efficiencies and purchasing savings through lean initiatives;
◦Increased compensation-related expenses; and
◦Decreased costs related to ongoing salaried headcount initiatives and restructuring savings.

Outlook
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, the Company has issued 2023 full year guidance as follows:

	Initial 2023 Guidance[1]
Sales	$2.6 - $2.8 billion
Adjusted EBITDA[2]	$150 - $175 million
Capital Expenditures	$70 - $80 million
Cash Restructuring	$35 - $40 million
Cash Interest	$50 - $55 million
Net Cash Taxes	$10 - $20 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.1	million
Europe	16.5	million
Greater China	26.6	million
South America	3.0	million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2023 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 17, 2023 at 9:00 a.m. ET to discuss its fourth quarter 2022 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://edge.media-server.com/mmc/p/jqkaw9ec.

Investors, analysts and other representatives of the investment community who wish to participate by phone in the live conference and have the opportunity to ask questions during Q&A will need to pre-register for the call by visiting https://register.vevent.com/register/BI5e9540006e474e22ab2fd8f8bc2ae7d2. Once registration is completed, participants will be provided with a dial-in number and a personalized conference code to access the call. Participants should dial in at least five minutes prior to the start of the call.
A replay of the webcast will be available on the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) shortly after the live event.
About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,600 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts, including commodity cost increases and disruptions related to the war in Ukraine and the COVID-related lockdowns in China; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.
CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$649,337	$601,349	$2,525,391	$2,330,191
Cost of products sold	595,023	573,353	2,395,600	2,242,963
Gross profit	54,314	27,996	129,791	87,228
Selling, administration & engineering expenses	50,422	58,604	199,455	227,110
Gain on sale of business, net	—	—	—	(696)
Gain on sale of fixed assets, net	—	—	(33,391)	—
Amortization of intangibles	1,539	1,823	6,715	7,347
Impairment charges	42,873	23,762	43,710	25,609
Restructuring charges	5,290	2,699	18,304	36,950
Operating loss	(45,810)	(58,892)	(105,002)	(209,092)
Interest expense, net of interest income	(21,136)	(18,359)	(78,514)	(72,511)
Equity in losses of affiliates	(624)	(1,793)	(8,817)	(1,728)
Pension settlement and curtailment charges	(2,682)	(1,279)	(2,682)	(1,279)
Other expense, net	(2,911)	(621)	(5,485)	(4,842)
Loss before income taxes	(73,163)	(80,944)	(200,500)	(289,452)
Income tax expense	15,467	23,794	17,291	39,392
Net loss	(88,630)	(104,738)	(217,791)	(328,844)
Net loss attributable to noncontrolling interests	539	2,551	2,407	6,009
Net loss attributable to Cooper-Standard Holdings Inc.	$(88,091)	$(102,187)	$(215,384)	$(322,835)

Weighted average shares outstanding
Basic	17,218,921	17,099,143	17,190,958	17,045,353
Diluted	17,218,921	17,099,143	17,190,958	17,045,353

Loss per share:
Basic	$(5.12)	$(5.98)	$(12.53)	$(18.94)
Diluted	$(5.12)	$(5.98)	$(12.53)	$(18.94)

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$186,875	$248,010
Accounts receivable, net	358,700	317,469
Tooling receivable, net	95,965	88,900
Inventories	157,756	158,075
Prepaid expenses	31,170	26,313
Income tax receivable and refundable credits	13,668	82,813
Other current assets	101,515	73,317
Total current assets	945,649	994,897
Property, plant and equipment, net	642,860	784,348
Operating lease right-of-use assets, net	94,571	111,052
Goodwill	142,023	142,282
Intangible assets, net	47,641	60,375
Deferred tax assets	19,852	27,805
Other assets	70,933	105,734
Total assets	$1,963,529	$2,226,493
Liabilities and Equity
Current liabilities:
Debt payable within one year	$54,130	$56,111
Accounts payable	338,210	348,133
Payroll liabilities	99,029	69,353
Accrued liabilities	119,463	101,466
Current operating lease liabilities	20,786	22,552
Total current liabilities	631,618	597,615
Long-term debt	982,054	980,604
Pension benefits	98,481	129,880
Postretirement benefits other than pensions	31,014	43,498
Long-term operating lease liabilities	77,617	92,760
Deferred tax liabilities	7,052	8,414
Other liabilities	34,501	42,362
Total liabilities	1,862,337	1,895,133
Equity:
Common stock	17	17
Additional paid-in capital	507,498	504,497
Retained earnings (deficit)	(189,831)	25,553
Accumulated other comprehensive loss	(209,971)	(205,184)
Total Cooper-Standard Holdings Inc. equity	107,713	324,883
Noncontrolling interests	(6,521)	6,477
Total equity	101,192	331,360
Total liabilities and equity	$1,963,529	$2,226,493

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2022	2021	2020
	(Unaudited)
Operating Activities:
Net loss	$(217,791)	$(328,844)	$(269,374)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	115,761	131,661	142,618
Amortization of intangibles	6,715	7,347	11,611
Gain on sale of business, net	—	(696)	(2,834)
Gain on sale of fixed assets, net	(33,391)	—	—
Impairment charges	43,710	25,609	104,363
Pension settlement and curtailment charges	2,682	1,279	184
Share-based compensation expense	3,259	5,574	10,435
Equity in losses, net of dividends related to earnings	12,450	4,872	6,847
Deferred income taxes	5,653	35,756	(8,722)
Other	(10,887)	3,222	5,232
Changes in operating assets and liabilities:
Accounts and tooling receivable	(65,712)	52,677	94,125
Inventories	(2,221)	(18,527)	(15,236)
Prepaid expenses	(5,658)	2,951	2,099
Income tax receivable and refundable credits	68,251	2,221	(52,374)
Accounts payable	20,591	(25,501)	(18,370)
Payroll and accrued liabilities	46,177	(45,392)	40,413
Other	(25,739)	30,281	(66,951)
Net cash used in operating activities	(36,150)	(115,510)	(15,934)
Investing activities:
Capital expenditures	(71,150)	(96,107)	(91,794)
Proceeds from sale of business, net of cash divested	—	—	(17,006)
Proceeds from sale of fixed assets	53,288	4,615	1,195
Other	(30)	230	725
Net cash used in investing activities	(17,892)	(91,262)	(106,880)
Financing activities:
Proceeds from issuance of long-term debt, net of discount	—	—	245,000
Principal payments on long-term debt	(4,178)	(5,533)	(6,192)
Increase (decrease) in short-term debt, net	4,093	14,935	(22,372)
Debt issuance costs	(4,229)	—	(7,249)
Purchase of noncontrolling interest	—	(6,279)	—
Taxes withheld and paid on employees' share-based payment awards	(607)	(799)	(544)
Contribution from noncontrolling interests and other	655	885	(928)
Net cash (used in) provided by financing activities	(4,266)	3,209	207,715
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(13)	11,113	(3,065)
Changes in cash, cash equivalents and restricted cash	(58,321)	(192,450)	81,836
Cash, cash equivalents and restricted cash at beginning of period	251,128	443,578	361,742
Cash, cash equivalents and restricted cash at end of period	$192,807	$251,128	$443,578

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:

Cash and cash equivalents	$186,875	$248,010	$438,438
Restricted cash included in other current assets	4,650	961	4,089
Restricted cash included in other assets	1,282	2,157	1,051
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$192,807	$251,128	$443,578

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net (loss) income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollar amounts in thousands)
Net loss attributable to Cooper-Standard Holdings Inc.	$(88,091)	$(102,187)	$(215,384)	$(322,835)
Income tax expense (benefit)	15,467	23,794	17,291	39,392
Interest expense, net of interest income	21,136	18,359	78,514	72,511
Depreciation and amortization	28,303	33,987	122,476	139,008
EBITDA	$(23,185)	$(26,047)	$2,897	$(71,924)
Restructuring charges	5,290	2,699	18,304	36,950
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	42,873	23,762	43,710	25,609
Gain on sale of business, net (3)	—	—	—	(696)
Gain on sale of fixed assets, net (4)	—	—	(33,391)	—
Lease termination costs (5)	—	318	—	748
Indirect tax and customs adjustments (6)	(68)	—	1,409	—
Pension settlement and curtailment charges (7)	2,682	1,279	2,682	1,279
Adjusted EBITDA	$27,592	$2,011	$37,868	$(8,034)

Sales	$649,337	$601,349	$2,525,391	$2,330,191
Net loss margin	(13.6)%	(17.0)%	(8.5)%	(13.9)%
Adjusted EBITDA margin	4.2%	0.3%	1.5%	(0.3)%

1.Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
2.Non-cash impairment charges in 2022 related to recent operating performance and idle assets in certain locations in North America, Europe and Asia Pacific. Impairment charges in 2021 related to fixed assets and goodwill.
3.During 2021, the Company recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
4.In 2022, the Company recognized a gain on a sale-leaseback agreement on one of its European facilities.
5.Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842, Leases.
6.Impact of prior period indirect tax and customs adjustments.
7.Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

Adjusted Net Loss and Adjusted Loss Per Share
The following table provides reconciliation of net (loss) income to adjusted net (loss) income and the respective (loss) earnings per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollar amounts in thousands, except per share amounts)
Net loss attributable to Cooper-Standard Holdings Inc.	$(88,091)	$(102,187)	$(215,384)	$(322,835)
Restructuring charges	5,290	2,699	18,304	36,950
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	42,873	23,762	43,710	25,609
Gain on sale of business, net (3)	—	—	—	(696)
Gain on sale of fixed assets, net (4)	—	—	(33,391)	—
Lease termination costs (5)	—	318	—	748
Indirect tax and customs adjustments (6)	(68)	—	1,409	—
Pension settlement and curtailment charges (7)	2,682	1,279	2,682	1,279
Deferred tax valuation allowance (8)	6,834	23,627	6,834	36,905
Tax impact of adjusting items (9)	(1,408)	225	2,075	(259)
Adjusted net loss	$(31,888)	$(50,277)	$(171,504)	$(222,299)

Weighted average shares outstanding
Basic	17,218,921	17,099,143	17,190,958	17,045,353
Diluted	17,218,921	17,099,143	17,190,958	17,045,353

Loss per share:
Basic	$(5.12)	$(5.98)	$(12.53)	$(18.94)
Diluted	$(5.12)	$(5.98)	$(12.53)	$(18.94)

Adjusted loss per share:
Basic	$(1.85)	$(2.94)	$(9.98)	$(13.04)
Diluted	$(1.85)	$(2.94)	$(9.98)	$(13.04)

1.Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
2.Non-cash impairment charges in 2022 related to recent operating performance and idle assets in certain locations in North America, Europe and Asia Pacific. Impairment charges in 2021 related to fixed assets and goodwill.
3.During 2021, the Company recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
4.In 2022, the Company recognized a gain on a sale-leaseback agreement on one of its European facilities.
5.Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842, Leases.
6.Impact of prior period indirect tax and customs adjustments.
7.Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
8.In 2022, the deferred tax valuation allowance relates to the recognition of our valuation allowance on net deferred tax assets in Poland. In 2021, the deferred tax valuation allowance relates to the initial recognition of our valuation allowance in the U.S. and certain international jurisdictions.
9.Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow

The following table provides a reconciliation of net cash (used in) provided by operating activities to free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollar amounts in thousands)
Net cash (used in) provided by operating activities	$(25,790)	$(4,022)	$(36,150)	$(115,510)
Capital expenditures	(12,659)	(20,142)	(71,150)	(96,107)
Free cash flow	$(38,449)	$(24,164)	$(107,300)	$(211,617)